Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS

Delivers 13% Annual Top-Line Growth Driven by Strong Results in Digital, Exceeds Full Fiscal Year Revenue Outlook

Issues Fiscal 2024 Outlook, Including 4% to 8% Revenue Growth and 6% to 12% Adjusted EBITDA Growth

May 31, 2023, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the fourth quarter and full year for fiscal 2023 ended March 31, 2023.

Fiscal Year 2023 Highlights:

•	Revenue of $122.3 million, increased 8% organically, or 13% including acquisitions year-over-year
o	Music Publishing Revenue increased 9% year-over-year
o	Recorded Music Revenue increased by 18% year-over-year
•	Operating Income of $21.1 million, an increase of 9% year-over-year
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $43.1 million, an increase of 12% year-over-year
•	Net Income $2.8 million, or $0.04 per diluted share, 18 cents below the prior year period inclusive of a non-cash tax expense of $3.6 million and a loss on early extinguishment of debt of $914 thousand
•	Adjusted EBITDA of $46.3 million, up 12% year-over-year
•	Released Grammy-winning trio De La Soul’s iconic catalog on streaming platforms for the first time ever
•	Broadened emerging markets portfolio by adding Arab superstar Mohamed Ramadan, Egyptian label 100COPIES, Lebanese music company Voice of Beirut, Indian rappers MC Altaf and D'Evil, and producer Stunnah Beatz
•	Continued to diversify the catalog with the additions of jazz legend Sonny Rollins, swing icon Louis Prima, Rock and Roll Hall of Famers Dion, Phil Manzanera, and Matt Sorum, and multi-Platinum hip-hop producers Marley Marl and Mannie Fresh

Fourth Quarter 2023 & Recent Highlights:

•	Revenue of $34.8 million, essentially flat year-over-year
o	Music Publishing Revenue decreased 8% year-over-year
o	Recorded Music Revenue increased by 10% year-over-year
•	Operating Income of $8.6 million, decreased 1% year-over-year
•	OIBDA of $14.4 million, an increase of 3% year-over-year
•	Net Income of $2.3 million, or $0.04 per diluted share, decreased 10 cents below the prior year
•	Adjusted EBITDA of $15.2 million, a decrease of 2% year-over-year
•	Signed multiple publishing deals with contemporary hitmakers including viral rapper Armani White and #1 country songwriter Christian Stalnecker, and reinforced commitment to supporting developing songwriters through a JV with American Idol producer 19 Entertainment
•	Acquired the catalog of trailblazing Latin songwriter Enrique “Kiki” Garcia, marking our first major deal in this genre

Management Commentary:

“We continue to deliver on our goals and are encouraged by the momentum in our business and the broader music industry over the past fiscal year. We remained steadfast in our disciplined approach to capital deployment with strategic investments to drive our future growth as well as creating value for our roster of artists. Bringing Grammy-winning hip-hop trio De La Soul’s iconic catalog to all streaming platforms for the first time ever showcased our effective value enhancement initiatives, as we deployed our team and resources to drive value through multiple avenues. We continue to be the preferred partner of outstanding legacy artists, including recently announced deals with jazz legend Sonny Rollins, Rock and Roll and Grammy Hall of Fame inductee Dion, and multi-Platinum hip-hop producer Mannie Fresh, which will bring significant growth opportunities for their catalogs and create new listeners and fans. Our team’s ability to partner with both legacy and emerging artists to drive value-additive deals is fundamental to our success and reputation as a caretaker of our artists’ bodies of work,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir.

Khosrowshahi continued, “Our Recorded Music segment showed continued strength in the fourth quarter; generating double-digit growth while our broader business performed well despite a difficult year-over-year comparable due to an exceptional fourth quarter in fiscal 2022. Looking ahead, we are confident and excited by the opportunities for us in a competitive market landscape, and we take pride in our growing position as an industry leader representing artists who entrust us to manage their catalogs. We remain singularly focused on our strategy of bolstering our roster of talented artists and capturing more value enhancement opportunities, while concurrently strengthening our financial profile to benefit all stakeholders.”

Fourth Quarter & Fiscal Year 2023 Financial Results

Summary Financials	Q4’23	Q4’22	Change	FY23	FY22	Change
Total Revenue	$34.8	$35.1	(1)%	$122.3	$107.8	13%
Music Publishing Revenue	$23.2	$25.1	(8)%	$83.8	$77.1	9%
Recorded Music Revenue	$10.8	$9.8	10%	$34.8	$29.5	18%
Operating Income	$8.6	$8.7	(1)%	$21.1	$19.4	9%
OIBDA	$14.4	$13.9	3%	$43.1	$38.4	12%
Net Income	$2.3	$8.9	(74)%	$2.8	$13.1	(79)%
Adjusted EBITDA	$15.2	$15.4	(2)%	$46.3	$41.3	12%

(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Total Revenue in the fourth quarter of fiscal 2023 declined 1% to $34.8 million, compared to $35.1 million in the fourth quarter of fiscal 2022. The overall decrease in the quarter was due to the decline in the Music Publishing segment, which was driven by lower Performance, Synch, and Other Revenue. Lower sales in the Music Publishing segment were partly offset by higher sales in the Recorded Music segment. Within the Recorded Music segment, Digital continued to perform well, growing 7% during the quarter. Physical sales were also elevated during the quarter, growing 69%. Total Revenue for fiscal 2023 increased 13% to $122.3 million, compared to $107.8 million in fiscal 2022. The year-over-year improvement was driven by growth in both the Music Publishing and Recorded Music segments, which saw growth of 9% and 18%, respectively.

Operating Income in the fourth quarter of fiscal 2023 was $8.6 million, a decrease of 1% compared to Operating Income of $8.7 million in the fourth quarter of fiscal 2022. OIBDA in the fourth quarter of fiscal 2023 increased 3% to $14.4 million, compared to $13.9 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of fiscal 2023 was $15.2 million, compared to $15.4 million last year. The decreases in Operating Income and Adjusted EBITDA in the fourth quarter were largely driven by lower revenues versus a strong fourth quarter in fiscal 2022. Operating Income in fiscal 2023 was $21.1 million, an increase of 9%, compared to Operating Income of $19.4 million in fiscal 2022. OIBDA in fiscal 2023 increased 12% to $43.1 million, compared to $38.4 million in the prior year. Adjusted EBITDA in fiscal 2023 increased 12% to $46.3 million, compared to $41.3 million last year. The increase in Operating Income, OIBDA, and Adjusted EBITDA for the year was driven by higher revenues across the business and effectively managing operating expenses despite having a full year of public company costs in fiscal 2023. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to Operating Income and Net Income, respectively.

Net Income attributable to common stockholders in the fourth quarter of fiscal 2023 was $2.3 million, or $0.04 per share, compared to a Net Income attributable to common stockholders of $8.9 million, or $0.14 per share, in the year-ago quarter. The decline in Net Income for the fourth quarter was driven by a loss on fair value of swaps and higher interest expense versus the fourth quarter of fiscal 2022. Net Income attributable to common stockholders in fiscal 2023 was $2.8 million, or $0.04 per diluted share, compared to a Net Income attributable to common stockholders of $13.1 million, or $0.22 per share, in the year-ago quarter. The decline for the year in Net Income attributable to common shareholders was mainly due to a decrease in gains on the fair value of swaps, a tax expense related to a change in the UK tax rate, higher interest expense and a loss on the early extinguishment of debt, all of which was partially offset by higher operating income.

Fourth Quarter & Fiscal Year 2023 Segment Review

Music Publishing	Q4’23	Q4’22	Change	FY23	FY22	Change
Revenue by Type
Digital	$11.7	$10.9	7%	$44.1	$37.4	18%
Performance	$4.3	$5.1	(15)%	$16.7	$15.6	7%
Synchronization	$4.2	$4.7	(10)%	$15.6	$13.2	18%
Mechanical	$1.4	$1.1	28%	$3.5	$3.2	9%
Other	$1.5	$3.3	(54)%	$3.9	$7.7	(49)%
Total Revenue	$23.2	$25.1	(8)%	$83.8	$77.1	9%
Operating Income	$4.2	$4.0	5%	$8.7	$10.7	(19)%
OIBDA	$8.6	$7.8	11%	$25.2	$24.5	3%

(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Music Publishing Revenue in the fourth quarter of fiscal 2023 was $23.2 million, a decrease of 8% compared to $25.1 million in last year’s fourth quarter. The decline in Revenue was largely driven by lower Performance, Synch, and Other Revenue. Music Publishing Revenue in fiscal 2023 was $83.8 million, representing an increase of 9% compared to $77.1 million in fiscal 2022. Growth for the year was driven by strong results within the Digital and Synch Revenue streams.

In the fourth quarter of fiscal 2023, Music Publishing OIBDA increased 11% to $8.6 million, compared to $7.8 million in the fourth quarter of fiscal 2022. During fiscal 2023, Music Publishing OIBDA increased 3% to $25.2 million, compared to $24.5 million in fiscal 2022. Music Publishing OIBDA margin in the fourth quarter increased from 31% to 37%. Music Publishing OIBDA margin in fiscal 2023 decreased from 32% to 30%. The increase in Music Publishing OIBDA margin for the fourth quarter was primarily driven by a shift in the revenue mix and a decrease in administration expenses. The decline in Music Publishing OIBDA margin in fiscal 2023 was primarily driven by higher administration expenses associated with being a public company for a full year, partially offset by revenue growth.

Recorded Music	Q4’23	Q4’22	Change	FY23	FY22	Change
Revenue by Type
Digital	$6.8	$6.4	7%	$23.0	$18.4	25%
Physical	$2.8	$1.6	69%	$6.0	$6.4	(6)%
Neighboring Rights	$0.9	$0.8	11%	$3.1	$2.1	45%
Synchronization	$0.4	$1.0	(64)%	$2.8	$2.6	6%
Total Revenue	$10.8	$9.8	10%	$34.8	$29.5	18%
Operating Income	$4.2	$4.8	(14)%	$11.5	$8.4	37%
OIBDA	$5.5	$6.3	(12)%	$17.0	$13.5	25%

(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Recorded Music Revenue in the fourth quarter of fiscal 2023 was $10.8 million, an increase of 10% compared to $9.8 million in last fiscal year’s fourth quarter. Recorded Music Revenue in fiscal 2023 was $34.8 million, an increase of 18% compared to $29.5 million in fiscal 2022. Growth in both periods was driven by strong results within the Digital Revenue as streaming across platforms globally continues to ramp.

In the fourth quarter of fiscal 2023, Recorded Music OIBDA decreased 12% to $5.5 million, compared to $6.3 million in the year ago period. During fiscal 2023, Recorded Music OIBDA increased 25% to $17.0 million, compared to $13.5 million in fiscal 2022. Recorded Music OIBDA margin in the fourth quarter decreased from 64% to 51%, and in fiscal 2023 increased from 46% to 49%. The decrease in Recorded Music’s fourth quarter OIBDA margins was driven by higher revenues for the segment in Physical, which carry higher costs, as well as a decrease in Synch which carries lower costs. The increase in Recorded Music OIBDA margins for the full year was driven by higher revenues in Digital, which carry lower costs.

Balance Sheet and Liquidity

During fiscal 2023, cash provided by operating activities was $31.2 million, an increase of $18.7 million compared to the same period last year. The increase in cash provided by operating activities was primarily attributable to a decrease in net cash used for working capital, primarily related to royalty advances (net of recoupments), accounts receivable and the timing of payments of accounts payable and accrued liabilities.

As of March 31, 2023, Reservoir had cash and cash equivalents of $14.9 million and $132.2 million available for borrowing under its revolving credit facility, for total available liquidity of $147.1 million. Total debt was $311.5 million (net of $6.3 million of deferred financing costs) and Net Debt was $296.6 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $17.8 million and $74.4 million available for borrowing on the revolving credit facility, for total available liquidity of $92.2 million, total debt of $269.9 million (net of $5.8 million of deferred financing costs), and Net Debt of $252.0 million as of March 31, 2022.

Fiscal Year 2024 Outlook

Reservoir initiated the following financial outlook range for fiscal year 2024, and expects the financial results for the year ending March 31, 2024, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$127M - $132M	6%
Adjusted EBITDA	$49M - $52M	9%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, concluded “We are pleased to close the year ahead of our guided range for Revenue and within our guided range for Adjusted EBITDA. We executed numerous accretive deals in fiscal year 2023 as we progressed our company initiatives and effectively deployed capital. Looking ahead, we expect to build upon the growth we achieved in fiscal 2023 and anticipate 6% growth for Revenue and 9% growth for Adjusted EBITDA in fiscal 2024 at the midpoint of our guidance ranges. Our outlook includes strong top-line growth expectations and margin expansion across our business segments as we continue to see a positive impact on profitability from our strategic acquisitions and benefit from secular tailwinds across the music industry.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the fourth quarter and fiscal year ended March 31, 2023, and its business outlook at 10:00 a.m. ET today, May 31, 2023. The conference call can be accessed via webcast in the investor relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration link: Link. Once registered, participants will receive a dial-in number as well as a PIN to enter the event. Participants may re-register for the conference call in the event of a lost dial-in number or PIN. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, and Abu Dhabi. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir has grown to represent over 150,000 copyrights and 36,000 master recordings with titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a regular Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at both the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Records, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements with respect to the financial condition, results of operations, earnings outlook and prospects of Reservoir. Forward-looking statements are based on the current expectations and beliefs of the management of Reservoir and are inherently subject to a number of risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual financial condition, results of operations, earnings and/or prospects to be materially different from those expressed or implied by these forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In addition, forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements in this press release may include, among others:

•	expectations regarding Reservoir’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures;

•	Reservoir’s ability to invest in growth initiatives and pursue acquisition opportunities;

•	the ability to achieve the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Reservoir to grow and manage growth profitably and retain its key employees;

•	the inability to maintain the listing of Reservoir’s common stock on the Nasdaq Stock Market LLC and limited liquidity and trading of Reservoir’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that Reservoir may be adversely affected by other economic, business and/or competitive factors;

•	risks related to the organic and inorganic growth of Reservoir’s business and the timing of expected business milestones;

•	risk that the COVID-19 pandemic, and local, state and federal responses to addressing the COVID-19 pandemic, may have an adverse effect on Reservoir’s business operations, as well as its financial condition and results of operations; and

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Reservoir’s resources.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Reservoir prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, Reservoir undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. For a more detailed discussion of risks and other factors that might impact forward-looking statements, see Reservoir’s filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com.

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Three and Twelve Months Ended March 31, 2023 versus March 31, 2022

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended March 31,			Fiscal Year Ended March 31,
	2023	2022	% Change	2023	2022	% Change

Revenues	$34,810,636	$35,121,894	(1)%	$122,286,530	$107,840,245	13%
Costs and expenses:
Cost of revenue	12,320,668	12,965,367	(5)%	47,986,130	44,185,837	9%
Amortization and depreciation	5,782,752	5,250,244	10%	22,074,897	19,022,131	16%
Administration expenses	8,136,538	8,227,633	(1)%	31,167,786	25,279,256	23%
Total costs and expenses	26,239,958	26,443,244	(1)%	101,228,813	88,487,224	14%

Operating income	8,570,678	8,678,650	(1)%	21,057,717	19,353,021	9%

Interest expense	(4,176,399)	(2,863,413)		(14,756,187)	(10,870,866)
Loss on early extinguishment of debt	-	-		(914,040)	-
(Loss) gain on foreign exchange	(68,508)	203,947		269,151	330,582
(Loss) gain on fair value of swaps	(1,558,125)	5,669,378		2,765,082	8,558,339
Other income (expense), net	(17,284)	10,156		(17,194)	10,513
Income before income taxes	2,750,362	11,698,718		8,404,529	17,381,589
Income tax expense	407,205	2,845,203		5,624,896	4,253,192
Net income	2,343,157	8,853,515		2,779,633	13,128,397
Net income attributable to noncontrolling interests	(10,305)	43,669		(240,432)	(51,770)
Net income attributable to Reservoir Media, Inc.	$2,332,852	$8,897,184		$2,539,201	$13,076,627

Earnings per common share:
Basic	$0.04	$0.14		$0.04	$0.23
Diluted	$0.04	$0.14		$0.04	$0.22

Weighted average common shares outstanding:
Basic	64,412,872	64,145,552		64,339,703	52,611,175
Diluted	65,046,639	64,700,513		64,833,207	58,450,019

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2023 versus March 31, 2022

(Unaudited)

(Expressed in U.S. dollars)

	March 31, 2023	March 31, 2022

Assets
Current assets
Cash and cash equivalents	$14,902,076	$17,814,292
Accounts receivable	31,255,867	25,210,936
Current portion of royalty advances	15,188,656	12,375,420
Inventory and prepaid expenses	5,458,522	4,041,471
Total current assets	66,805,121	59,442,119

Intangible assets, net	617,404,741	571,383,855
Equity method and other investments	2,305,719	3,912,978
Royalty advances, net of current portion	51,737,844	44,637,334
Property, plant and equipment, net	568,339	342,080
Operating lease right of use assets, net	7,356,312	-
Fair value of swap assets	6,756,884	3,991,802
Other assets	1,147,969	559,922
Total assets	$754,082,929	$684,270,090

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$6,680,421	$4,436,943
Royalties payable	33,235,235	21,235,815
Accrued payroll	1,689,310	1,938,281
Deferred revenue	2,151,889	1,103,664
Other current liabilities	10,583,794	12,272,577
Income taxes payable	204,987	77,496
Total current liabilities	54,545,636	41,064,776

Secured line of credit	311,491,581	269,856,169
Deferred income taxes	30,525,523	24,884,170
Operating lease liabilities, net of current portion	7,072,553	-
Other liabilities	785,113	1,012,651
Total liabilities	404,420,406	336,817,766

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,444	6,415
Additional paid-in capital	338,460,789	335,372,981
Retained earnings	14,752,720	12,213,519
Accumulated other comprehensive loss	(4,855,329)	(1,198,058)
Total Reservoir Media, Inc. shareholders' equity	348,364,624	346,394,857
Noncontrolling interest	1,297,899	1,057,467
Total shareholders' equity	349,662,523	347,452,324
Total liabilities and shareholders' equity	$754,082,929	$684,270,090

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2023 versus March 31, 2022

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2023	2022	2023	2022
Operating Income	$8,571	$8,678	$21,058	$19,353
Amortization and Depreciation Expense	5,783	5,251	22,075	19,022
OIBDA	$14,354	$13,929	$43,133	$38,375

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Music Publishing Segment Reporting Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2023 versus March 31, 2022

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2023	2022	2023	2022
Operating Income	$4,219	$4,024	$8,692	$10,731
Amortization and Depreciation Expense	4,391	3,768	16,521	13,769
OIBDA	$8,610	$7,792	$25,213	$24,500

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Recorded Music Segment Reporting Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2023 versus March 31, 2022

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2023	2022	2023	2022
Operating Income	$4,153	$4,817	$11,489	$8,386
Amortization and Depreciation Expense	1,367	1,458	5,463	5,155
OIBDA	$5,520	$6,275	$16,952	$13,541

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

Three and Twelve Months Ended March 31, 2023 versus March 31, 2022

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2023	2022	2023	2022
Net Income	$2,344	$8,853	$2,780	$13,128
Income Tax Expense	407	2,845	5,625	4,253
Interest Expense	4,176	2,864	14,756	10,871
Amortization and Depreciation	5,783	5,250	22,075	19,022
EBITDA	12,710	19,812	45,236	47,274
Loss on Early Extinguishment of Debt(a)	-	-	914	-
Loss (Gain) on Foreign Exchange(b)	69	(204)	(269)	(331)
Loss (Gain) on Fair Value of Swaps(c)	1,558	(5,669)	(2,765)	(8,558)
Non-cash Share-based Compensation(d)	794	1,465	3,203	2,891
Other Income (Expense), Net	17	(11)	17	(11)
Adjusted EBITDA	$15,148	$15,393	$46,336	$41,265

(a)	Reflects the loss on a portion of unamortized debt issuance costs in connection with the Second Amendment to the RMM Credit Agreement.
(b)	Reflects the (gain) or loss on foreign exchange fluctuations.
(c)	Reflects the non-cash loss or (gain) on the mark-to-market of interest rate swaps.
(d)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2022 Omnibus Incentive Plan.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Alec Buchmelter

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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